UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 14, 2018

Versartis, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Marsh Rd Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 963-8580

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2018, the Sublease dated August 21, 2018 (the “Sublease Agreement”) by and between Versartis, Inc. (the “Company”) and Eva Automation, Inc. (“Subtenant”) became effective, whereby the Company agreed to sublease to Subtenant all of the approximately 34,464 rentable square feet of office space in Menlo Park, California currently leased pursuant to the Company’s lease with Bohannon Associates, a California partnership, dated March 17, 2017 (the “Master Lease”). The term of the sublease is through October 31, 2024, unless the Master Lease is terminated earlier due to a breach by Subtenant. The aggregate base rent due to the Company under the Sublease is approximately $13 million. Subtenant will also pay to the Company, as additional rent, an amount equal to the Company’s share of operating expenses attributable to the subleased premises due under the Master Lease. Upon the execution of the Sublease, Subtenant was obligated to provide to the Company a cash security deposit of $760,726.80. The Company is obligated to return the security deposit then on deposit to Subtenant within 30 days following the expiration or sooner termination of the Sublease Agreement, provided Subtenant is not then in default. Pursuant to the Sublease Agreement, the Company agreed to transfer certain furniture and equipment located in the subleased premises to Subtenant for $1.00. Pursuant to the terms of the Sublease, the Company assumes certain obligations of the landlord as set forth in the Master Lease.

The foregoing description of the Sublease is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Sublease, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Sublease dated August 21, 2018, by and among Versartis, Inc. and Eva Automation, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Versartis, Inc.

Date: September 20, 2018	/s/ Jay P. Shepard
	Name:	Jay P. Shepard
	Title:	Chief Executive Officer and President
(Duly Authorized Officer)